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                     August 27, 2021

       Thomas Freeburg
       Chief Financial Officer
       Interpace Biosciences, Inc.
       Morris Corporate Center 1, Building C
       300 Interpace Parkway
       Parsippany, NJ 07054

                                                        Re: Interpace
Biosciences, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 1, 2021
                                                            File No. 000-24249

       Dear Mr. Freeburg:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences